FOR IMMEDIATE RELEASE	CONTACT:	James A. Luksch
Chairman and
Chief Executive Officer
(732) 679-4000

BLONDER TONGUE REPORTS 2008 THIRD QUARTER RESULTS

OLD BRIDGE, NEW JERSEY, November 13, 2008 – Blonder Tongue Laboratories, Inc. (AMEX: “BDR”) today announced its sales and results for the third quarter ended September 30, 2008.

Net sales increased $498,000, or 5.4%, to $9,709,000 in the third three months of 2008 from $9,211,000 in the third three months of 2007. The increase in sales is primarily attributed to an increase in sales of digital products and contract manufactured product, offset by a decrease in sales of analog headend products. Digital product sales were $3,304,000 and $1,544,000, contract manufactured product sales were $326,000 and zero and analog headend product sales were $3,390,000 and $4,691,000 in the third three months of 2008 and 2007, respectively.

Income from continuing operations after income taxes was $50,000 or $0.01 per share for the third three months of 2008 compared to $603,000 or $0.10 per share for the comparable period in 2007.

Loss from discontinued operations was $(18,000) or less than one cent per share for the third three months of 2008 compared to $(31,000) or $(0.01) per share for the comparable period in 2007. The discontinued operations were the result of the previously announced decision by the Company to cease operations of its wholly-owned subsidiary, Hybrid Networks, LLC, and dispose of its assets.

Commenting on the second quarter 2008 results, James A. Luksch, Chief Executive Officer, said, “The third quarter of 2008 demonstrates the continuation of a positive trend at Blonder Tongue. This year’s performance shows the strength of our digital offerings, which provide cost effective solutions for HDTV deployment and the continuing analog to digital transition. BT’s digital product groups produced $7,236,000 in sales in the first nine months of 2008, compared to sales of $4,010,000 in the first nine months of 2007. The Company’s performance quarter to quarter this year has mirrored our increasing digital product sales. Digital product sales were $963,000, $2,969,000, and $3,304,000 in the first, second and third quarters of 2008, respectively. Total sales were $6,884,000, $8,562,000 and $9,709,000 in the first, second and third quarters, respectively. Working capital was $7,657,000, $7,842,000 and $12,107,000 in the same three quarters. The increase in our working capital during the third quarter was primarily due to our previously announced new lending agreement with Sovereign Bank. While it is certainly difficult to predict the future, all present indications are that this positive trend should continue well into 2009 in spite of the general economic slowdown. We thank our employees for their contributions and our customers for their confidence in our products.”

Founded in 1950, Blonder Tongue Laboratories, Inc. has evolved from a manufacturer of electronic equipment for the private cable industry to a principal provider of integrated network solutions and technical services to broadband service providers. The Company designs, manufactures, and supplies a comprehensive line of equipment to deliver video (analog & digital), high speed data and voice services over integrated coaxial and fiber optic broadband networks today and over packet based, Internet protocol networks of the future. For more information regarding Blonder Tongue or its products, please visit the Company's Web site at www.blondertongue.com or contact the Company directly at (732) 679-4000.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2007 (See Item 1: Business, Item 1A: Risk Factors and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. The words “believe”, “expect”, “anticipate”, “should”, “project”, and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. There can be no assurance that digital product sales will continue to trend upward or that the current liquidity crisis in the United States’ financial markets will not adversely affect the ability of the Company’s customers to continue to purchase capital equipment, including the Company’s products. Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

-MORE-

2

Blonder Tongue Laboratories, Inc.
Consolidated Summary of Operating Results
(in thousands, except per-share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Net sales	$9,709	$9,211	$25,155	$24,720
Gross profit	2,899	3,474	8,200	8,349
Income (loss) from operations	145	725	(285)	(537)
Income (loss) from continuing
operations	50	603	(630)	(895)
Income (loss) from discontinued	(18)	(31)	(328)	(256)
operations
Net income (loss)	$32	$572	$(958)	$(1,151)
Basic and diluted loss per share from
continuing operations	$0.01	$0.10	$(0.10)	$(0.14)
Basic and diluted gain (loss) per share
from discontinued operations	$ -	$(0.01)	$(0.05)	$(0.04)
Basic and diluted net loss per share	$(0.01)	$0.09	$(0.15)	$(0.18)
Basic and diluted weighted average
shares outstanding:	6,222	6,222	6,222	6,222

Consolidated Summary Balance Sheets
(in thousands)

	September 30,		December 31,
		2008		2007
	(unaudited)

Current assets		$15,309	$13,160
Property, plant, and equipment, net		4,119	4,530
Total assets		26,945	25,949
Current liabilities		3,202	5,258
Long-term liabilities		3,787		14
Stockholders’ equity		19,956	20,677

Total liabilities and stockholders’ equity		$26,945	$25,949